Exhibit 3.6

C3 Inc.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:    The charter of C3, Inc., a Maryland corporation (the "Corporation") hereby amended by deleting existing Article FIRST in its entirety and substituting in lieu thereof a new article to read as follows:

FIRST: The name of the corporation
(Which is hereafter called the "Corporation") is:

Telos Corporation

SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by Law.

THIRD:     The undersigned Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Vice President and attested to by its Secretary on this 13th day of April, 1995.

ATTEST:		C3, INC.

/s/ Gerald D. Calhoun	By:	/s/ William L.P. Brownley (SEAL)
Secretary		Vice President
Gerald D. Calhoun		William L.P. Brownley, Esq.

C3, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

C3, Inc., a Maryland corporation, having its principal office at Baltimore, Maryland (hereinafter referred the "Corporation"), hereby certifies that:

FIRST:   The Corporation's charter (the "Charter") is amended and restated by deleting in their entirety Articles FIRST through NINTH (including Exhibits A through D) therefrom and substituting in lieu thereof new Articles FIRST through EIGHTH and as so amended is restated in its entirety, as follows:

FIRST:       That the name of the corporation (which is hereinafter called the "Corporation") is

C3, INC.

SECOND:  The purpose for which the Corporation is formed is to carry on any lawful business within the State of Maryland or elsewhere, and the Corporation shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations.

THIRD:      The current address of the principal office of the corporation in this State is c/o: The Corporation Trust Incorporated, 32 South Street. Baltimore, Maryland 21202. The current Resident Agent of the Corporation is: The Corporation Trust Incorporated, whole post office address is: 32 South Street., Baltimore, Maryland 21202. The Resident Agent so designated is a Maryland corporation.

FOURTH:   The Corporation shall have four (4) Directors, which number may be increased or decreased in accordance with the Charter or By-Laws of the Corporation. The following are the names of the current Directors who shall act as such until their successors are duly elected and qualified:

Anthony L. Craig
Fred Knoll
Elton Vogel
John Porter

FIFTH:    The total number of shares of capital stock that the Corporation has authority to issue is Sixty-One Million Thirteen Thousand Five Hundred (61,013,500) shares of which (i) Fifty million (50,000,000) shares shall be Class A Common Stock with no par value, (ii) Five Million (5,000,000) shares shall be Class B Common Stock with no par value, (iii) Six Million (6,000,000) shares shall be 12% Cumulative Exchangeable Redeemable Preferred Stock (the "Exchangeable Preferred Stock") with a par value of $.01 per share, (iv) Three Thousand (3,000) shares shall be Senior Exchangeable Preferred stock (the "Senior Preferred Stock") with a par value of $.01 per share, (v) One Thousand Two Hundred Fifty (1,250) shares shall be Series A-l Redeemable Preferred Stock (the "Series A-l Preferred Stock") with a par value of $.01 per share, (vi) one Thousand Seven Hundred Fifty (1,750) shares shall be Series A-2 Redeemable Preferred Stock (the "Series A-2 Preferred Stock") with a par value of $.01 per share and (vii) Seven Thousand Five Hundred (7,500) shares of Series A-4 Preferred Stock which are redesignated as Class B Preferred Stock (the "Class B Preferred Stock") with a par value of $.01 per share. The aggregate par value of all classes of stock having par value is Sixty Thousand One Hundred Thirty Five Dollars ($60,135). The following is a description of each class of stock of the Corporation with the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and terms and conditions of redemption thereof:

(A)  (1)    Except as otherwise provided by the Charter of the Corporation, the rights, preferences and limitations of the Class A Common Stock and the Class B Common Stock shall be in all respects identical, share for share. The holders of the Class A Common Stock and Class B Common Stock shall have the right to vote on all matters requiring action of the stockholders or submitted to the stockholders for action; provided, however, that, in the event the United States Defense Investigative Service ("DIS") determines that such shares of Class B Common Stock may not be voting securities, the voting rights of the Class B Common Stock shall be suspended until such time as DIS approves the reinstatement of such voting rights. The suspension of the voting rights of any holder of Class B Common Stock shall have no effect on any other rights of a holder of Class B Common Stock. Unless limited by the above proviso, the holders of the Class A Common Stock and Class B Common stock shall have one vote for each share of Class A Common Stock and Class B Common Stock held. Subject to the prior rights of the Preferred Stock, each holder of the Class A Common Stock and the Class B Common Stock shall be entitled to receive its pro rata share of such dividends as may be declared by the Board of Directors of the Corporation payable out of funds legally available therefor; provided that if dividends are declared which are payable in shares of Common Stock, such dividends paid to holders of Class A Common Stock shall be paid in shares of Class A Common Stock, and such dividends paid to holders of Class B Common Stock shall be paid in shares of Class B Common Stock, in each case at the same rate for each such class of Common Stock. The Corporation shall not make any split-up, division, consolidation or other reclassification of any class of Common Stock unless it makes a corresponding split-up, division, consolidation or reclassification in each other class of Common Stock.

(2)     The holders of the Class A Common Stock and Class B Common Stock, voting as a single class, shall have the sole right to elect all members of the Board of Directors of the Corporation other than any members separately elected by any series of Preferred Stock of the Corporation.

(B)    The Senior Preferred Stock, the Series A-l Preferred Stock, the Series A-2 Preferred Stock and the Class B Preferred Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and terms and conditions of redemption, as set forth in Exhibits A through D attached hereto.

(C)    The Exchangeable Preferred Stock shall have the following powers, preferences, rights, qualifications, limitations, restrictions and other provisions:

1.       Rank. The Exchangeable Preferred Stock shall rank, with respect to dividend rights and rights on. liquidation, winding up and dissolution, (a) junior to any other class or series of the Preferred Stock of the Corporation the terms of which shall specifically provide that such class or series shall rank prior to the Exchangeable Preferred Stock (any such other securities are referred to herein collectively as the "Senior Securities"), (b) on a parity with any other class or series of the Preferred Stock of the Corporation the terms of which shall specifically provide that such class or series shall rank on a parity with the Exchangeable Preferred Stock (the Exchangeable Preferred Stock and any such other securities are referred to herein collectively as the "Parity Securities"), and (c) prior to the Class A Common Stock and the Class B Common Stock of the Corporation (collectively, the "Common Stock") and any other class or series of the Preferred Stock of the Corporation the terms of which specifically provide that such class or series shall rank junior to the Exchangeable Preferred Stock (any of such other securities of the Corporation to which the Exchangeable Preferred Stock ranks prior, including the Common Stock, are referred to herein collectively as the "Junior Securities").

2.       Dividends.  (a) The holders of the shares of Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of 12% ($1.20) per share and no more. Such dividends shall be payable, in preference to dividends on the Junior Securities, in equal semi-annual payments out of funds legally available therefore (a) commencing with the first sixth-month anniversary of the first of the following to occur after the effective date ("the Effective Date") of the Merger ("Merger") of C3 Acquisition Corp., a Delaware corporation, with and into the Corporation (i) the fifteenth day of the month in which the Effective Date occurs or (ii) the first day of the following month, and (b) on each sixth-month anniversary thereof (each of such dates being  a "Dividend Payment Date"). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the.time such dividends are declared; provided, however, that such date shall not be more than 90 days prior to the respective Dividend Payment Date. Dividends payable on shares of Exchangeable Preferred Stock (whether payable in cash or in stock) shall be fully cumulative and shall accrue (whether or nor earned or declared), without interest, from the date of issuance of the Exchangeable Preferred Stock at the Effective Date. Any dividends payable with respect to the Exchangeable Preferred Stock during the first six years after the Effective Date may be paid (subject to restriction under applicable state law), in the sole discretion of the Board of Directors, in cash or by issuing additional full paid and nonassessable shares of Exchangeable Preferred Stock at the rate of 0.06 of a share for each $.60 of such dividends not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividends. The Corporation shall not issue fractions of Exchangeable Preferred Stock ("Fractional Shares") in payment of any such dividends. In lieu of any Fractional Shares, the Corporation will cause all Fractional Shares otherwise Issuable to be aggregated and sold on the open market by an agent of the corporation, and each holder of Exchangeable Preferred Stock otherwise entitled to receive a Fractional Share shall receive a cash payment in lieu thereof equal to such holder's proportionate interest in the net proceeds of the sale or sales of all such Fractional Shares in the open market within 20 days after the Dividend Payment Date. The Corporation's dividend payment obligations under this paragraph 2(a) shall be discharged upon the delivery to such agent of the certificate or certificates representing shares of Exchangeable Preferred Stock equal to the aggregate of such Fractional Shares. All shares of Exchangeable Preferred Stock which may be issued as a dividend with respect to the Exchangeable Preferred Stock will thereupon be duly authorized, validly issued, full paid and nonassessable and free of all liens and charges.

(b)      All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph 2(a) shall be paid pro rata to the holders entitled thereto.

(c)      Notwithstanding anything contained herein to the contrary, no cash dividends (other than the payment of cash in lieu of the issuance of Fractional Shares) on shares of Exchangeable Preferred Stock, the Parity Securities or other Junior Securities shall be declared by the Board of Directors and paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement regarding the borrowing of funds or the extension of credit which is binding upon the Corporation or any subsidiary of the Corporation (all such agreements of the Corporation and its subsidiaries are referred to collectively herein as the "Debt Agreements"), specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder or, in the case of a Debt Agreement binding on a subsidiary of the Corporation, prohibit or restrict the payment of dividends or the making of loans to the Corporation by such subsidiary of the Corporation, prohibit or restrict the payment of dividends for the purpose of paying such dividends; provided, however, that nothing in this paragraph 2(c) shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any cash dividends on shares of the Exchangeable Preferred Stock at any time, whether permitted by any of the Debt Agreements or not.

(d)  (i)    If at any time the Corporation shall have failed to pay full dividends which have accrued (whether or not declared) on any Senior Securities, no cash dividends (other than the payment of cash in lieu of the issuance of Fractional Shares) shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Exchangeable Preferred Stock or any other Parity Securities unless, prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Securities shall have been paid or declared and paid or set apart for payment. No full dividends shall be declared or paid or set apart for payment on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Exchangeable Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any dividends are not paid in full, as aforesaid, upon the shares of the Exchangeable Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Securities shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Exchangeable Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Exchangeable Preferred Stock and such other Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Exchangeable Preferred Stock or any other Parity Securities which may appear in arrears.

(ii)     The Corporation shall not declare, pay or set apart for payment any dividend on any of the Exchangeable Preferred Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of, any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property (other than distributions or dividends in shares of Exchangeable Preferred Stock to the holders thereof), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of any Senior Securities shall have been or be duly paid in full and all redemption payments which have become due with respect to such Senior Securities shall have been or be duly discharged.

Any dividend not paid pursuant to this paragraph (2) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in paragraph (2)(a) hereof.

(e)     Holders of shares of the Exchangeable Preferred stock shall be entitled to receive the dividends provided for in paragraph (2)(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

(f)      Subject to the foregoing provisions of this paragraph (2), the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of the Exchangeable Preferred Stock shall not be entitled to share therein.

3.       Liquidation Preference. (a) In the event of any voluntary or Involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $10 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends (whether or not earned or declared) thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, however, that the holders of outstanding shares of the Exchangeable Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full. Except as provided in the preceding sentence, holders of Exchangeable Preferred stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Exchangeable Preferred Stock and Parity Securities, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of shares of Exchangeable Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

(b)      For the purpose of this paragraph 3, neither the voluntary sale, lease, conveyance, exchange, or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

 4.        Redemption. (a) Subject to the legal availability of funds, any contractual restrictions then binding on the Corporation (including restrictions under Debt Agreements) and applicable state law, the Corporation may redeem at its option, at any time, the Exchangeable Preferred Stock, in whole or in part, at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) thereon to the date fixed for redemption, without interest.

(b)     Subject to the legal availability of funds, any contractual restrictions then binding on the Corporation (including restrictions under Debt Agreements) and applicable state law, commencing on the first Dividend Payment Date (or, if any Exchange Debentures (as hereinafter defined) are outstanding, the first interest payment date for the Exchange Debentures) after the sixteenth anniversary of the Effective Date and on the first Dividend Payment Date (or, if any Exchange Debentures are outstanding, the first interest payment date for the Exchange Debentures) after each anniversary of the Effective Date thereafter (each date separately referred to as "Mandatory Redemption Date"), so long as any shares of the Exchangeable Preferred Stock shall be outstanding, the Corporation shall set aside, in trust, as and for a sinking fund for the Exchangeable Preferred Stock, a sum sufficient to redeem and shall redeem in each year an amount equal to at least 20% of the greatest number of shares of Exchangeable Preferred Stock issued and outstanding at any time, at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) thereon to the date fixed for redemption, without interest, and on the first Dividend Payment Date following the twentieth anniversary of the Effective Date, the Corporation shall set aside pursuant to paragraph 6 hereof a sum sufficient to redeem and shall redeem all outstanding shares of Exchangeable Preferred Stock at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) to such date. The Corporation shall, at its option, be entitled to credit against the number of shares to be redeemed on any Mandatory Redemption Date a number of shares equal to the sum of (i) the number of shares of Exchangeable Preferred Stock (A) acquired by the Corporation (other than through an exchange pursuant to paragraph 5 hereof) and surrendered to the transfer agent with respect to the Exchangeable Preferred Stock for cancellation or (B) redeemed other than pursuant to this paragraph 4(b), plus (ii) an amount equal to (x) divided by (y), where (x) equals the aggregate principal amount of Exchangeable Debentures which was previously or simultaneously acquired by the Corporation and surrendered for cancellation, optionally redeemed or redeemed, or which is to be called for redemption, pursuant to the mandatory redemption provisions of the Debenture relating to the Exchange Debentures on such Mandatory Redemption Date, and where (y) equals $10; provided that such shares of Exchangeable Preferred Stock or such Exchangeable Debentures have not been previously credited to the Exchangeable Preferred stock mandatory redemption requirement on such Mandatory Redemption Date.

(c)     Shares of Exchangeable Preferred stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of law) have the status of authorized and unissued shares.

(d)     Notwithstanding the foregoing provisions of paragraph 4, if full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock shall not have been paid or are not contemporaneously declared and paid for all past dividend periods, the Corporation may not redeem shares of Exchangeable Preferred Stock pursuant to paragraph 4(a) unless the shares to be redeemed are selected pro rata (with rounding to the nearest whole share).

(e)     If the Corporation shall fail to discharge its obligation to redeem shares of Exchangeable Preferred Stock pursuant to paragraph 4(b) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation.

5.       Exchange. The Corporation may, at its sole option, exchange in whole or in part, on any Dividend Payment Date from and after the second anniversary of the Effective Date, shares of Exchangeable Preferred Stock then outstanding for a new series of 12% Junior Subordinated Exchange Debentures due 2009 of the Corporation (the "Exchange Debentures") to be issued pursuant to an indenture between the Corporation and the trustee named therein (the "Indenture") filed as an exhibit to the Corporation's Registration Statement on Form S-4 (Registration No. 33-31671), as amended, a copy of which is on file with the secretary of the Corporation. In the event of  any such exchange, holders of Exchangeable Preferred Stock shall be entitled to receive on the date of exchange (i)  Exchange Debentures in an aggregate principal amount equal to the aggregate liquidation preference of all shares of Exchangeable Preferred Stock held by them being exchanged, plus (ii) an amount equal to all accrued but unpaid dividends on such Exchangeable Preferred Stock (whether or not earned or declared, without interest); provided, however, that in the event any such issuance of Exchange Debentures in exchange for shares of Exchangeable Preferred Stock would result in the issuance of any Exchange Debentures in a principal amount which is less than $10 or otherwise not an integral multiple of $10 (such principal amount, if less than $10, or, if such principal amount is greater than $10, the difference between such principal amount and the highest integral multiple of $10 which is less than such principal amount, is hereinafter referred to as the "Fractional Principal Amount"), the Corporation shall cause all Fractional Principal Amounts of Exchange Debentures otherwise issuable to be aggregated and sold on the open market by an agent of the Corporation, and each person otherwise entitled to such Fractional Principal Amounts of Exchange Debentures will receive a cash payment in lieu thereof equal to such holder's proportionate interest in the net proceeds of the sale or sales of all such Fractional Principal Amounts in the open market within 20 days after the Dividend Payment Date. On the date fixed for any such exchange, the rights of the holders  of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease and the person or persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures. In accordance with paragraph 6 hereof, the Corporation shall mail to each record holder of Exchangeable Preferred Stock written notice of its intention to exchange not less than 30 days nor more than 60 days prior to the exchange. Prior to giving notice of its intention to exchange, the Corporation shall have executed and delivered to a bank or trust company selected by the Corporation the Indenture with such changes as may be required by stock exchange rules, law or usage or as may be agreed to by the Corporation and the holders of a majority of the then outstanding shares of the Exchangeable Preferred Stock. The Corporation shall have caused the Indenture to be qualified under the Trust Indenture Act of.1939, as amended, and shall have caused the Indenture to be authenticated as of the date on which the exchange is effective, which date shall be a Dividend Payment Date. Notwithstanding the foregoing, the Corporation may not exchange any shares of Exchangeable Preferred Stock at any time that the terms or provisions of any indenture or agreement of the Corporation, including any Debt Agreements relating to its indebtedness, specifically prohibits such exchange or that such exchange constitutes or, after notice or lapse of time or otherwise, would constitute a breach of or a default under any such indenture or agreement. The person or persons entitled to receive Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Dividend Payment Date which coincides with the date of exchange.

6.       Procedure for Redemption or Exchange.  (a) In the event that fewer than all the outstanding shares of Exchangeable Preferred Stock are to be redeemed or exchanged, the number of shares to be redeemed or to be exchanged shall be determined, subject to the provisions of paragraphs 4(b) and 4(d) hereof, by the Board of Directors of the Corporation and the shares to be redeemed or exchanged shall be selected by lot or pro rata as may be determined by the Board of Directors, except that in any redemption or exchange of fewer than all the outstanding shares of Exchangeable Preferred Stock, the Corporation may first redeem or exchange all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation.

(b)      In the event the Corporation shall redeem or exchange shares of Exchangeable Preferred Stock, notice of such redemption or exchange shall be given by first class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption or exchange date, to each holder of record of the shares to be redeemed or exchanged at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption or exchange of any shares of Exchangeable Preferred Stock to be redeemed or exchanged except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption or exchange date; (ii) the number of shares of Exchangeable Preferred Stock to be redeemed or exchanged and, if less than all the shares held by such holder are to be redeemed or exchanged, the number of shares of Exchangeable Preferred Stock held by such holder to be redeemed or exchanged; (iii) the redemption price or exchange rate; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price or exchanged for the Exchange Debentures; and (v) that dividends on the shares to be redeemed or exchanged will cease to accrue on such redemption date or the date of exchange.

 (c)     Notice having been mailed as aforesaid and provided that on or before the redemption date or exchange date, as the case may be, specified in such notice all duly authenticated and valid Exchange Debentures necessary for such exchange shall have been provided by the Corporation and all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption or exchange so as to be and to continue to be available therefor, then, from and after the redemption date or exchange date, as the case may be, dividends on the shares of Exchangeable Preferred Stock so called for redemption or exchange shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Exchangeable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price or the Exchange Debentures upon exchange and any accrued and unpaid dividends, whether or not earned or declared) shall cease. Upon surrender, in accordance with said notice of the certificates for any shares so redeemed or exchanged (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed or exchanged by the Corporation at the redemption price or exchange rate aforesaid. In case fewer than all the shares represented by any such certificate are redeemed or exchanged, a new certificate or certificates shall be issued representing the unredeemed or unexchanged shares without cost to the holder thereof.

(d)     If such notice of redemption shall have been duly given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate redemption price of the shares of Exchangeable Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of Exchangeable Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company (having capital and surplus of not less than $50,000,000) in the borough of Manhattan, City of New York, then, upon making such deposit, holders of the shares of Exchangeable Preferred Stock called for redemption shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation, with respect to such shares (including dividends thereon accrued after such redemption date) except the right to receive payment of the redemption price (including all dividends (whether or not earned or declared) accrued and unpaid to the date fixed for redemption) upon surrender of their certificates, without interest. Any funds deposited and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of shares called for redemption shall look only to the Corporation as a general creditor for payment of the redemption price.

7.      Voting Rights.  (a) The holders of record of shares of Exchangeable Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph 7, as provided in the Indenture or as otherwise provided by law.

(b)     (i) If at any time or times dividends payable on Exchangeable Preferred stock shall be in arrears and unpaid for three consecutive full semi-annual periods, then the number of directors constituting the Board of Directors, without further action, shall be increased by up to two directors and the holders of Exchangeable Preferred Stock shall have the exclusive right, voting separately as a class, to elect the directors of the Corporation to fill such newly created directorships, which directors shall be designated "Class D" directors, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

(ii)     Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Exchangeable Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each annual meeting. Such voting rights shall continue until such time as all dividends accumulated on Exchangeable Preferred Stock shall have been paid in full at which time such voting right of the holders of Exchangeable Preferred stock shall terminate, subject to reverting in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of periods as described above.

(iii)     At any time when such voting right shall have vested in the holders of the Exchangeable Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Exchangeable Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Exchangeable Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretarv of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Exchangeable Preferred Stock then outstanding may designate in writing a holder of Exchangeable Preferred Stock to call such meeting at the expense of the corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph 7(b)(iii) or at such other place as is selected by such person so designated. Any holder of Exchangeable Preferred Stock which would be entitled to vote at any such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

(iv)    At any meeting held for the purpose of electing directors at which the holders of Exchangeable Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Exchangeable Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of Exchangeable Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Exchangeable Preferred Stock and (y) in the absence of a quorum of the holders of any such class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting insofar as it relates to the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quroum shall be present.

(v)     The term of office of all directors elected by the holders of Exchangeable Preferred Stock pursuant to paragraph 7(b)(i) in office at any time when the aforesaid voting rights are vested in the holders of Exchangeable Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors. Upon any termination of the aforesaid voting rights in accordance with this paragraph 7(b) (v), the term of office of all directors elected by the holders of Exchangeable Preferred Stock pursuant to paragraph 7(b)(i) then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by the number of directors by which the number of directors constituting the Board of Directors shall have been increased pursuant to paragraph 7(b)(i), subject always to the increase of the number of directors pursuant to paragraph 7(b)(i) in case of the future right of the holders of Exchangeable Preferred Stock to elect directors as provided herein.

   (vi)     In any case of any vacancy occurring among the directors so elected, the remaining director, if any, who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If all directors so elected by the holders of Exchangeable Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of Exchangeable Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

(c)           The holders of record of shares of Exchangeable Preferred Stock shall be entitled to vote on or consent to any amendment or supplement to the Indenture in accordance with Section 9.02 of the Indenture on a basis as if such Exchangeable Preferred Stock had been exchanged for Exchange Debentures prior to the record date for such vote or consent.

(d)           So long as any shares of Exchangeable Preferred Stock are outstanding the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding Exchangeable Preferred Stock voting separately as a class (i) change by amendment to the Corporation's Charter or otherwise, the terms or provisions of the Exchangeable Preferred Stock so as to adversely affect the powers, special rights and preferences of the holders thereof, and (ii) amend the Indenture, except for amendments of the nature described in Section 9.01 of the Indenture.

(e)           Any alteration or change which would not affect adversely the powers, preferences, and special rights of shares of Exchangeable Preferred stock may be effected without the consent of holders thereof, including, without limitation, the (i) creation, authorization or issuance of any other class of stock of the corporation senior, pari passu or subordinated as to dividends and upon liquidation to the Exchangeable Preferred Stock, (ii) creation of any indebtedness of any kind of the Corporation, (iii) increase or decrease in the amount or authorized capital stock of any class or series, including the Exchangeable Preferred Stock, or any increase, decrease or change in the par value of any such class other than the Exchangeable Preferred Stock, or (iv) merger or consolidation or similar plan or acquisition in which securities of the Corporation held by the holders of Exchangeable Preferred Stock will become or be exchanged for securities of any other person, if the sole purpose of the transaction is to change the Corporation's domicle solely within the United States

SIXTH:          In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

(1)      the Corporation reserves the right, from time to time, to make any amendment of its Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Charter, or any outstanding stock.

(2)      Except as otherwise provided in the Corporation's Charter, as may be from time to time amended, the business of the Corporation shall be managed by its Board of Directors, which shall have and may exercise all powers of the Corporation except such as are by law, the Charter or the By-Laws of the Corporation, conferred upon   or reserved to the stockholders. Additionally, the Board of Directors of the Corporation is hereby specifically authorized and empowered from time to time in its discretion:

(a)        To authorize the issuance of shares of the Corporation's stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such considerations as said Board of Directors may deem advisable;

(b)        To classify or reclassify any unissued shares by setting or changing in any one or more respects, from time to time before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions, qualifications, or terms or conditions of redemption of such shares, and the foregoing authority shall include, but not be limited to, the reclassification of unissued common shares to preferred shares, or unissued preferred shares to common shares;

  (c)        To borrow and raise money without limit, and upon any terms, for any corporate purposes, and, subject to applicable law, to authorize the creation, issue, assumption or issue, assumption or guaranty of bond, debenture notes or other evidences of indebtedness for moneys so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, on the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the Corporation then owned or thereafter acquired.

(3)      Notwithstanding any provision of law requiring any action to be taken or authorized by a greater proportion of affirmative votes of all classes or of any class of stock, such action shall be effective and valid if taken or authorized by a majority of all votes entitled to be cast on the matter, except as otherwise provided in the Corporation's Charter.

(4)      No holder of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

SEVENTH:

 (a)      To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

 (b)      The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

 (c)       References to the Maryland General Corporation Law in this Article are to that law as  from time to time amended. No amendment to the Charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

EIGHTH:   (a)      Until July 14, 1993 or such earlier time as may become permissible under Maryland law, any person who becomes an "interested stockholder" as defined by Section 3-601(j) of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Code") on or after February 9, 1984 with respect to any voting stock of the Corporation shall be subject to the requirements of Section 3-602 of the Code; provided, however, that specifically exempted from the foregoing are all persons who are stockholders of the corporation as of February 9, 1984, and who became interested stockholders prior to such date (regardless of date) and such person's existing or future affiliates; further, provided, that nothing in this article shall be deemed to prevent the Board of Directors from exempting any person or transaction from the requirements of Section 3-602 of the Code pursuant to section 3-603(c)(l)(ii) of the Code; and

(b)      After July 14, 1993 or such earlier time as may become permissible under Maryland law, Section 3-602 of the Code shall not apply to transactions between the Corporation and any person; provided that to the extent required by Maryland law, Section 3-602 of the Code shall continue to apply to transactions between the Corporation and persons who were interested stockholders on January 14, 1992 or affiliates of such interested stockholders.

(c)        Paragraphs (a) and (b) above shall not affect or limit any exemption granted at any time by the Board of Directors from the requirements of Section 3-602 of the Code pursuant to the applicable provisions of the Company's Charter and the Code.

SECOND:            The amendment and restatement of the Charter of the Corporation has been duly advised and approved by a majority of the entire Board of Directors of the Corporation and has been approved by the stockholders of the Corporation entitled to vote thereon.

THIRD:    (a)   Prior to the effectiveness of these Articles of Amendment and Restatement, the Corporation had authority to issue Forty-Seven Million Forty-Eight Thousand One Hundred Fifty-Three (47,048,153) shares, consisting of (i) Twenty-Six Million (26,000,000) shares of Class A Common Stock with no par value, (ii) Five Million (5,000,000) shares of Class B Common Stock with no par value, (iii) Ten Million (10,000,000) shares of Class C Common Stock with no par value, (iv) Six Million (6,000,000) shares of 12% Cumulative Exchangeable Redeemable Preferred Stock, with a par value of $.01 each, (v) One Thousand Two Hundred Fifty (1,250) shares of Series A-l Preferred Stock with a par value of $.01 each, (vi) One Thousand Seven Hundred Fifty (1,750) shares of Series A-2 Preferred Stock with a par value of $.01 each, (vii) Three Thousand Seven Hundred Fifty (3,750) shares of Series A-3 Preferred Stock with a par value of $.01 each, and (viii) Forty-One Thousand Four Hundred and Three (41,403) shares of Series A-4 Preferred Stock with a par value of $.01 each. Prior to the filing of these Articles of Amendment and Restatement, the aggregate par value of all shares of all classes of stock having par value was Sixty Thousand Four Hundred Eighty-One Dollars and Three Cents ($60,481.03).

 (b)      Upon effectiveness of these Articles of Amendment and Restatement, the Corporation is authorized to issue Sixty-One Million Thirteen Thousand Five Hundred (61,013,500) shares consisting of (i) Fifty Million (50,000,000) shares of Class A Common Stock with no par value, (ii) Five Million (5,000,000) shares of Class B Common Stock with no par value, (iii) Six Million (6,000,000) shares of 12% Cumulative Exchangeable Preferred Stock with a par value of $.01 per share, (iv) Three Thousand (3,000) shares of Senior Exchangeable Preferred Stock with a par value of $.01 per share, (v) One-Thousand Two Hundred Fifty (1,250) shares of Series A-l Redeemable Preferred Stock with a par value of $.01 per share, (vi) One Thousand Seven Hundred Fifty (1,750) shares of Series A-2 Redeemable Preferred Stock with a par value of $.01 per share, and (vii) Seven Thousand Five Hundred (7,500) shares of Class B Preferred Stock with a par value of $.01 per share. The aggregate par value of all classes of stock having par value is Sixty Thousand One Hundred Thirty Five Dollars ($60,135).

FOURTH:       Upon effectiveness of these Articles of Amendment and Restatement, each outstanding share of Series A-3 Redeemable Preferred Stock and each outstanding share of Class C Common Stock shall be cancelled, without any action on the part of the holder, and the holders of such shares shall surrender the certificates representing such shares for cancellation. Upon effectiveness of these Articles of Amendment and Restatement, the outstanding shares of Series A-4 Redeemable Preferred Stock, par value $.01 per share, are redesignated Series B Preferred Stock, the number of outstanding shares (all of which are held by one stockholder) is changed to 7,500 shares, the rights of the holder to receive dividends which have accrued but have not been declared are cancelled and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series B Preferred Stock are changed to and are as set forth in these Articles of Amendment and Restatement.

Upon effectiveness of these Articles of Amendment and Restatement, the charter is amended to authorize the purchase and cancellation at the effective time of all of the Corporation's shares of Series A-3 Redeemable Preferred Stock then outstanding in accordance with the terms of the letter agreement dated the effective date between the Corporation and the holder thereof without the purchase or redemption of any of the outstanding shares of the Corporation's Series A-l Redeemable Preferred Stock or Series A-2 Redeemable Preferred Stock.

FIFTH:           A description, as amended, of each class of stock the Corporation is authorized to issue, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption is included in Article FIFTH above and in Exhibits A through D hereof.

IN WITNESS WHEREOF, C3, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on this 14th day of January, 1992, and its President acknowledges that these Articles of Amendment and Restatement are the act and deed of C3, Inc. and, states under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:	C3, INC.

By:
/s/ Terrence Ford	/s/ Anthony L. Craig
Terrence Ford	Anthony L. Craig
Assistant Secretary	President